Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1813
Mylan Announces the Conversion of its Preferred Stock into Common Stock
PITTSBURGH—Nov. 15, 2010—Mylan Inc. (Nasdaq: MYL) today announced the completion of the conversion of 2,139,000 shares of the company’s 6.50% Mandatory Convertible Preferred Stock (the “Preferred Stock”) into 125,234,172 shares of the company’s common stock. As previously announced, each share converted into 58.5480 shares of common stock, the minimum conversion ratio permitted by the Articles of Incorporation, reflecting strong stock performance since the preferred stock was issued. After accounting for this conversion, the total number of common shares stands at 435,218,767, based upon the number of common shares outstanding as of November 12, 2010. These shares were included in the company’s forecasted results under the “if converted method.”
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
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